Exhibit 99.1

NEWS

RELEASE

FOR

IMMEDIATE RELEASE

CONTACT:	Anna E. Torma
(512) 433-5312

FORESTAR ANNOUNCES PROPOSED OFFERING OF

$250 MILLION OF SENIOR SECURED NOTES

AUSTIN, TEXAS, April 29, 2014 — Forestar Group Inc. (“Forestar”) (NYSE: FOR) today announced that its wholly-owned subsidiary, Forestar (USA) Real Estate Group Inc. (“Forestar USA”), intends to offer, in a private transaction, up to $250 million aggregate principal amount of senior secured notes due 2022 (the “Secured Notes”), subject to market conditions and other factors.

The Secured Notes will be unsubordinated obligations of Forestar USA and will be guaranteed by Forestar and each of Forestar USA’s existing and future U.S. subsidiaries that guarantee its senior secured credit facility, subject to certain exceptions. The Secured Notes and related guarantees will be secured by a second priority lien on Forestar USA’s and the guarantors’ existing and future assets, including pledges of Forestar USA’s equity interests and the equity interests of certain of its subsidiaries, that also secure its senior secured credit facility.

Forestar intends to use the net proceeds of the offering to repay and retire all of the amounts outstanding under the term loan portion of its senior secured credit facility and to use the remaining proceeds for general corporate purposes, which may include investments in strategic growth opportunities.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the Secured Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the Secured Notes will be made only by means of a private offering circular to qualified institutional buyers under Rule 144A and to persons outside of the United States under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The Secured Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including but not limited to: general economic, market, or business conditions, and satisfaction of customary closing conditions related to the private offering of Secured Notes.  No assurance can be given that the offering of Secured Notes discussed above will be consummated on the terms described or at all. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.